Exhibit 10.12

EMPLOYMENT AGREEMENT

Parties and Effective Date

This employment agreement (the “Agreement”) is dated and effective as of May 1, 2017 (the “Effective Date”) by and between Rockland Trust Company, a Massachusetts trust company (the "Company") which is the wholly-owned subsidiary of Independent Bank Corp. (the “Holding Company”), and Maria Harris (the “Executive”). Capitalized terms used in this Agreement have the meaning set forth in the Section below entitled “Definitions.”

Summary of Key Terms

Term	Location	Summary Description
Effective Date of Agreement	Above	May 1, 2017
Name of Executive	Above	Maria Harris
Position	§ 1(b)	Senior Vice President, Director of Human Resources
Base Salary	§ 3	$211,000.00
Incentive Based Compensation & Clawback	§ 4(g)	Yes
Reasons for Severance Payments	§ 5(b) & (c)	Involuntary Termination without Cause; Resignation for Good Reason, including after Change in Control
Change in Control Payment	§ 5(c)	Double Trigger, 280G Cutback
Non-Compete Requirement	§ 6(b)	Yes. On Compensable Termination other than after Change in Control
Release of Claims	§ 8(b)	Yes. On Compensable Termination other than after Change in Control

Employment Agreement

In consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.    Employment; Position and Duties; Exclusive Services

(a)    Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, upon the terms and conditions in this Agreement.

(b)    Position and Duties/Company. The Executive agrees to serve as Senior Vice President, Director of Human Resources for the Company, and to perform all reasonable duties assigned by the Chief Executive Officer. The Executive shall report to the Chief Executive Officer of the Company or in the future, to the Chief Operating Officer, should this position be formed in the future.

(c)    Exclusive Services. Except for illness or incapacity, the Executive shall devote all business time, attention, skill and efforts exclusively to the business and affairs of the Company, and its affiliates, shall not be engaged in any other business activity, and shall perform and discharge well and faithfully the duties which may be assigned from time to time; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable time during reasonable periods required for any or all of the following:

(i)    serving, in accordance with the Company's policies and with the prior approval of the Company, as a director or member of a committee of any other company or organization involving no actual or potential conflict of interest with the Company, or any of its subsidiaries or affiliates; and,

(ii)    investing personal assets in businesses in which the Executive’s participation is solely that of a passive investor in such form or manner as will not require any services on the part of the Executive in the operation or affairs of such businesses and in such form or manner which will not create any conflict of interest with, or create the appearance of any conflict of interest with, the Executive’s duties at the Company provided, however, that such activities in the aggregate shall not materially adversely affect or interfere with the performance of the Executive's duties and obligations to the Company.

2.    Term of Employment

The term of this Agreement shall begin on the Effective Date and end either "at will" by either party upon written notice of termination by one party given to the other at least fourteen (14) days prior to the termination date specified in the notice or as otherwise specified in Section 5 of this Agreement (the “Term”).

3.    Cash Compensation

    As compensation to the Executive for all services to be rendered in any capacity the Company shall, commencing May 1, 2017, pay the Executive an annual base salary of Two Hundred Eleven Thousand Dollars ($211,000.00) per annum, payable no less frequently than bi-weekly ("Base Salary"). The Company may at its discretion review the compensation provisions of this Agreement and shall have the authority to pay an increased Base Salary, or bonus, or other additional compensation to the Executive.

4.    Benefits

(a)    Travel and Business-Related Expenses. The Executive shall be reimbursed in accordance with the policies of the Company for travel and other reasonable expenses incurred in the performance of the business of the Company.

(b)    Group Life Insurance. The Company agrees to include the Executive under the Company's group term life insurance policy in accordance with the policies of the Company. The Company shall pay all premiums for such coverage.

(c)    Sick Leave/Disability. The Executive will enjoy the same sick leave and short-term and long-term disability coverage as in effect for employees of the Company generally.

(d)    Retirement Plans. The Executive will be eligible to participate in the Company's qualified retirement benefit plans each in accordance with the terms of such plans as in effect.

(e)    Vacation/Holidays. The Executive will receive four (4) weeks paid vacation, on an "as earned" basis each year and will receive ten (10) holidays each year.

(f)    Insurance. During the Term, the Executive shall participate in all insurance programs (medical, dental, surgical, hospital) adopted by the Company, including dependent coverage, to the same extent as other executives of the Company.

(g)    Incentive Compensation Plan. The Executive shall be eligible to participate in any executive incentive compensation plan in accordance with its terms. The Executive understands and acknowledges incentive compensation payments are subject to any incentive compensation recovery or “clawback” policy adopted by the Board, applicable federal or state laws and/or issued by regulatory agency having jurisdiction over the Company or Holding Company.

(h)    Taxes. Except as otherwise specifically provided, the Executive recognizes that some or all of the foregoing benefits and those set forth in Section 3 may give rise to a federal and/or state income tax liability and agrees to be responsible for any tax liability.

(i)    Non-Qualified Retirement Plan. The Executive will participate in any non-qualified retirement plan which the Company has adopted or may adopt at a benefits level comparable to the benefits made available to similarly situated executives.

5.    Termination of Employment

(a)    Termination For Cause; Resignation Without Good Reason

(i)    If the Executive's employment is terminated by the Company for Cause or if the Executive resigns from employment for any reason other than for Good Reason or after a Change of Control, the Executive shall have no right to receive compensation or other benefits except as may be required by law and except that the Executive's rights to exercise stock options or vest in restricted stock in the event employment terminates shall be governed by the relevant equity-based compensation plan (the “Equity Plan”) and the relevant stock option or restricted stock agreement.

(ii)    The Company may terminate the Executive for Cause by giving the Executive thirty (30) business days' prior written notice, during which period the Company shall give the Executive an opportunity to cure and a reasonable opportunity to be heard by the Compensation Committee of the Board to show just cause for his actions, and to have the Compensation Committee of the Board, in its discretion, reverse or rescind the prior action of the Company terminating the Executive for Cause. During the thirty (30) notice period, the Executive may at the discretion of the Company be suspended without pay in the case of a pending termination pursuant to clauses (B), (C), or (D) within the definition of Cause (with all pay withheld during the suspension period to be reinstated retroactively if the pending termination is rescinded) or be placed on administrative leave with pay in the case of a pending termination pursuant to clauses (A), (E), (F), or (G) within the definition of Cause.

(iii)    The Executive may resign without Good Reason by giving the Company at least fourteen (14) days prior written notice.

(iv)    The date of termination of employment by the Company for purposes of Section 5(a) shall be the date specified by the Company in its written notice of termination to the Executive, which shall be given to the Executive in accordance with Section 5(a)(ii). The date of a resignation by the Executive for purposes of Section 5 shall be the later of the date specified in the written notice of resignation from the Executive to the Company or the date notice is received by the Company.

(b)    Termination Without Cause; Resignation for Good Reason. If during the term of this Agreement either (A) the Executive's employment with the Company and/or any of its parent, subsidiaries, or affiliates (“Affiliated Companies”) is terminated by the Company or any of its Affiliated Companies for any reason other than death, disability, or for Cause, or (B) the Executive resigns for Good Reason from employment with the Company and/or any of its Affiliated Companies, the Executive shall, subject to the provisions of Sections 8(b) and 17 of this Agreement, be entitled to:

        (i)    receive then current Base Salary for a period of twelve (12) months from the termination or resignation date (as determined in Section 5(a)(iv)), payable at such times as such Base Salary would be payable as if no such termination or resignation had occurred; and

(ii)    receive a gross bonus payment in an amount which, after payment of all applicable federal and state income and employment taxes, will equal the pre-tax cost to the Company of the Executive's participation in the plans and arrangements described in clauses (b) and (f) of Section 4 for a period of twelve (12) months, less any portion which the Company has already paid on behalf of the Executive. The gross bonus payment shall be payable in a lump sum within forty-five (45) days after the Executive’s termination of employment, or if earlier on the eighth (8th) day after Executive executes and does not revoke the Release required by Section 8(b) of this Agreement.

The Executive may resign for Good Reason by giving the Company thirty (30) business days’ prior written notice and, during that thirty-day period, an opportunity to cure. The subsequent death, disability, or obtaining of a new position by the Executive does not mitigate or terminate the obligations of the Company under this Section 5(b). The Company may terminate the Executive’s employment without Cause by giving the Executive written notice. If the provisions of Section 5(c) are applicable to any termination or resignation of employment because a Change of Control has occurred, the Executive’s rights shall be governed by Section 5(c).

(c)    Change in Control.

(i)    If during the term of this Agreement, any of the events constituting a Change of Control shall be deemed to have occurred, and following such Change of Control, either (A) the Executive's employment with the Company and/or any of its Affiliated Companies, or successors by merger or otherwise as a result of the Change of Control, is terminated for any reason, other than death, disability, or for Cause, or (B) the Executive resigns for Good Reason from employment with the Company and/or any of Affiliated Companies, or successors by merger or otherwise, the Executive shall, subject to the provisions of Section 17 of this Agreement, be entitled to:

(A)receive three (3) times the executive’s then current Base Salary and to receive an amount equal to three (3) times the greater of (a) the aggregate amount of discretionary cash bonus and/or incentive payments made to the Executive during the twelve (12) months preceding the date of termination of this Agreement without “Cause” or resignation for Good Reason, or (b) the aggregate amount of discretionary cash bonus and/or incentive payments made to the Executive during the twelve (12) months preceding the Change of Control, or (c) the Executive’s target award under any incentive compensation plan, payable in an immediate, lump sum cash payment;

(B)receive a gross bonus payment in an amount which, after payment of all applicable federal and state income and employment taxes, will equal the pre-tax cost to the Company of the Executive's participation in the plans and arrangements described in clauses (b) and (f) of Section 4 for a period of thirty six (36) months, less any portion which the Company has already paid on behalf of the Executive, payable to the Executive immediately upon the date of termination. Nothing in this Section shall be construed to prevent the Executive from making an election to continue the health benefit coverage in which the Executive and the Executive’s dependents were participating under the health plans of the Company or its Affiliated Companies, or substantially similar health plans maintained by its or their successors by merger for the period required by applicable federal and state laws; and to

(C)receive any change of control benefits as provided in and in accordance with the terms of the non-qualified retirement plan if the Executive is a participant in the non-qualified retirement plan.

(ii)    In the event any amount payable as compensation to the Executive under this Agreement when aggregated with any other amounts payable as compensation to the Executive other than pursuant to this Agreement would constitute a Parachute Payment, the amount payable as compensation under Section 5(c)(i) of this Agreement shall be reduced (but not below zero) to the largest amount which is not a Parachute Payment when aggregated with any other amounts payable as compensation to the Executive other than pursuant to this Agreement. The initial determination of amounts that constitute Parachute Payments shall be made in good faith by the Company. Notwithstanding the foregoing, if the Executive proves to the satisfaction of the Compensation Committee of the Company's Board (if no Compensation Committee then is in existence, then any other committee of the Board then performing the functions of a compensation committee) with clear and convincing evidence that all or any portion of the amount of the reduction provided in the preceding sentence would not constitute a Parachute Payment and that the Company's tax reporting position in regard to the payment is overwhelmingly not likely to be sustained, then the reduction provided in the preceding sentence shall be adjusted to permit payment of so much of such reduction as the Compensation Committee determines will result in the largest amount which would not constitute a Parachute Payment.

(d)    Mitigation; Legal Fees. The Executive shall not be required to mitigate the amount of any payment provided for in either Section 5(b) or Section 5(c)(i) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 5(b) or Section 5(c)(i) be reduced by any compensation earned by the Executive as a result of self-employment or employment by another employer, by retirement benefits or by offset against any amount claimed to be owed by the Executive to the Company or otherwise. Following a Change of Control, the Company agrees to pay, as incurred, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement) plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

(e)    Termination By Reason of Death or Disability.

(i)    Notwithstanding anything to the contrary contained in this Agreement, the employment of the Executive shall be automatically terminated upon the death of the Executive after which time the Company shall have no further obligation to the Executive or his estate for any compensation or benefits, except to the extent any compensation or benefits are due to the Executive or his estate for any period prior to his death, provided, however, that this Section 5(e)(i) shall not affect in any manner any other benefits to which the Executive or his estate may be entitled or which may vest or accrue upon his death under any arrangement, plan or program (other than this Agreement) with the Company or any of its Affiliated Companies, by law or otherwise.

(ii)    Notwithstanding anything to the contrary contained in this Agreement, the employment hereunder of the Executive may be terminated by reason of disability, upon written notice to the Executive, in the event of the inability of the Executive to substantially perform the duties contemplated by this Agreement by reason of injury (physical or mental), illness (physical or mental) or otherwise, incapacitating the Executive for a continuous period exceeding one hundred and eighty (180) days, as certified by a physician selected by the Company in good faith, and the Company shall have no further obligation under this Agreement to the Executive for any compensation or benefits, except to the extent any compensation or benefits are due to the Executive for any period prior to his termination by reason of disability, provided, however, that this Section 5(e)(ii) shall not affect in any manner other benefits to which the Executive may be entitled or which may accrue or vest upon his disability and the Executive shall be entitled to receive that compensation and benefits during and after such period of disability as the Company's policies and procedures in effect from time to time provide for similarly situated executives, as if the Executive and the Company had not entered into this Agreement.

The Executive's rights to exercise his stock options or to vest in restricted stock in the event of termination of his employment by reason of his death or disability (as defined in the Equity Plan) shall be governed by the Equity Plan and the relevant stock option agreement or restricted stock agreement.

6.    Confidentiality, Non-Competition and Non-Solicitation

(a)    Confidentiality. The Executive recognizes and acknowledges as an employee of the Company the Executive will have access to, become acquainted with, and obtain financial information and knowledge relating to the business, financial condition, methods of operation and other aspects of the Company and its Affiliated Companies and their customers, employees and suppliers, some of which information and knowledge is confidential and proprietary and that the Executive could substantially detract from the value and business prospects of the Company and its Affiliated Companies in the event, while employed by the Company or any time thereafter, the Executive were to disclose to any person not related to Company or its Affiliated Companies or use such information and knowledge for the Executive or any other person's advantage. Accordingly, the Executive agrees not to disclose to any person, other than directors, officers, employees, accountants, lawyers, consultants, advisors, agents and representative of, or other persons related to, the Company or its Affiliated Companies on a need to know basis in the course of carrying out the Executive’s duties, any knowledge or information of a confidential nature pertaining to the Company or its Affiliated Companies, or their successors and assigns, including without limitation, all unpublished matters relating to the business, properties, accounts, books and records, business plan and customers, except with the prior written approval of the Board, or except as may be required by law or as the Executive reasonably determines to be necessary to defend or enforce the Executive’s rights under this Agreement.

(b)    Non-Competition. The Executive covenants and agrees that, for a period of one (1) year following his termination of employment without Cause or his resignation for Good Reason (in both cases other than following a Change in Control) for which the Executive receives severance benefits under Section 5(b), the Executive shall not, without the written consent of the Company, either directly or indirectly become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner, shareholder or trustee of any trust company, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that competes with the business of the Company or its Affiliated Companies, that: (i) has a headquarters or offices within fifteen (15) miles of any location(s) in which the Company has business operations or has filed an application for regulatory approval to establish an office at the time of the Executive’s termination of employment (the “Restricted Territory”) or (ii) has one or more offices, but is not headquartered, within the Restricted Territory, but in the latter case, only if the Executive would be employed, conduct business or have other responsibilities or duties within the Restricted Territory. Notwithstanding the foregoing, the Executive shall not be precluded from owning shares in an entity that competes with the Company or its Affiliated Companies, provided, that the Executive is a passive shareholder and owns less than one percent (1%) of the outstanding shares of such entity.

(c)    Non-Solicitation. For a period of one (1) year after the Executive receives any compensation pursuant to this Agreement the Executive will not (i) with the exception of mass mailings or other broad based marketing efforts, directly or indirectly, solicit, divert or take away, any Major Customer of the Company or its Affiliated Companies or other successors and assigns. "Major Customer" shall mean any customer of the Company or its Affiliated Companies who either has maintained an average deposit balance of at least $100,000 or has maintained or obtained a credit facility of at least $100,000 from the Company or its Affiliated Companies during the term of this Agreement, or (ii) directly or indirectly induce or attempt to influence any employee of the Company or its Affiliated Companies, or their successors and assigns, to terminate employment.

(d)    Enforceability. The covenants on the part of the Executive contained in this Section 6 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action by the Executive against the Company or its Affiliated Companies, whether predicated on this Agreement or otherwise, shall not constitute a defense to their enforcement by the Company or its Affiliated Companies. This Section 6 shall survive the termination of this Agreement. The period and the scope of the restrictions on the Executive are divisible so that if any provision of this Section 6 is invalid, that provision shall be automatically modified to the extent necessary to make it valid.

(e)    Equitable and Other Relief. The Executive acknowledges and agrees (i) that the provisions of this Section 6 are reasonable and necessary for the protection of the Company and its Affiliated Companies or its or their successors and assigns, and (ii) that the remedy at law for any breach of the provisions of this Section 6 will be inadequate and, accordingly, the Executive agrees that in the case of any such breach (x) the Company, the Affiliated Companies or its or their successors and assigns shall be entitled to injunctive relief to restrain the violation by the Executive, and to the extent applicable, the Executive’s partners, agents, servants, employers, employees and all persons acting for or with the Executive, in addition to any other remedy they may have, and (y) the Executive shall forfeit any future payments or benefits to which the Executive might be entitled. With respect to the non-compete covenant at Section 6(b), Executive represents and admits that the Executive’s experience and capabilities are such that the Executive can obtain employment in a business engaged in other lines of business and/or of a different nature than the Company, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to it for breach or threatened breach, including the recovery from the Executive of any severance payments paid to the Executive upon termination of employment or other damages.

(f)    Jurisdiction. Subject to Section 7, the Executive submits to the exclusive jurisdiction of the courts of Massachusetts and the Federal courts of the United States of America located in Massachusetts in respect to the interpretation and enforcement of the provisions of this Section 6, and subject to Section 7, the Executive waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Section 6, that the Executive is not subject to jurisdiction or that any action, suit, or proceeding may not be brought or is not maintainable in those courts or that this Agreement may not be enforced in or by those courts or that the Executive's property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that venue is improper.

7.    Disputes

(a)    Any dispute relating to this Agreement, or to the breach of this Agreement„ arising between the Executive and the Company shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"), which arbitration may be initiated by any party by written notice to the other of such party's desire to arbitrate the dispute. The arbitration proceedings, including the rendering of an award, shall take place in Boston, Massachusetts, and shall be administered by the AAA.

(b)    The arbitrator shall be appointed within thirty (30) days of the notice of dispute, and shall be chosen by the parties from the names of available arbitrators furnished to the parties in list form by the AAA. The parties may review and reject names of available arbitrators from up to an aggregate of three lists furnished to the parties by the AAA. If, after having been furnished three lists of arbitrators, the parties cannot agree on one available arbitrator, either party may request that the AAA appoint an arbitrator to arbitrate the dispute.

(c)    The award of the arbitrator shall be final except as otherwise provided by the laws of the Commonwealth of Massachusetts and the federal laws of the United States, to the extent applicable. Judgment upon such award may be entered by the prevailing party in any state or federal court sitting in Boston, Massachusetts.

(d)    No arbitration proceedings shall be binding upon or in any way affect the interests of any party other than the Company, or its successors and the Executive, with respect to such arbitration.

(e)    Notwithstanding the foregoing, the Company shall have the right to apply to any court of competent jurisdiction for a temporary restraining order, preliminary, injunction or other interim equitable relief to which it may be entitled in connection with any alleged violations of Section 6 of this Agreement.

8.    Indemnification; Release of Claims

(a)    Indemnification. The Company shall indemnify the Executive to the full extent permitted by Massachusetts law, which indemnification may require the advance of expenses, including legal fees, to the Executive, if and to the extent permitted by law. In the event of any claim for indemnification by the Executive, the Executive shall deliver written notice of any claim promptly upon the claim being made known to the Executive. The Company shall have the right to undertake the defense of any claim with counsel of its choice. The Company shall make its election to defend the claim with counsel of its choosing within 15 business days of receipt of notice. If the Company does not so elect, then Executive is free to engage in counsel. If the Company has a conflict between executives as a result of the claim, then Executive shall have right to have independent counsel. During the Term and thereafter for so long as the Executive shall be subject to suit for liability for acts or omissions in connection with service as an officer or director of the company or service in other capacities at its request, the Company shall cause the Executive to be covered under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions. The coverage provided to the Executive pursuant to this Section 8 shall be of the same scope and on the same terms and conditions as the coverage (if any) then provided to other officers or directors of the Company.

(b)    Release of Claims. Any payments or benefits payable to the Executive under Section 5(b) of this Agreement upon termination without Cause or the Executive’s resignation for Good Reason shall be contingent on the Executive’s execution and non-revocation of a release (the “Release”), satisfactory to the Company, of all claims that the Executive or any of the Executive’s affiliates or beneficiaries may have against the Company and its Affiliated Companies, and their officers, directors, successors and assigns, releasing those persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the Executive’s employment relationship, including claims under the Age Discrimination in Employment Act (“ADEA”), but not including claims for benefits under tax-qualified plans or other benefit plans in which the Executive is vested, claims for benefits required by applicable law, or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement. In order to comply with the requirements of Section 409A of the Code and the ADEA, the release must be provided to the Executive no later than the date of the Executive’s Separation from Service and the Executive and the Company must execute the Release within twenty-one (21) days after the date of termination without subsequent revocation by the Executive within seven (7) days after execution of the Release.

9.    Non-Disclosure Commitments

Other than as to the Company, the Executive represents and warrants that the Executive is not a party to or otherwise bound by any contracts, agreements, or arrangements which contain covenants limiting the freedom of the Executive to compete in any line of business or with any person or entity, or which provide that the Executive must maintain the confidentiality of, or prohibit the Executive from using, any information in the context of his professional or personal activities. The Executive further represents and warrants that neither the execution nor delivery of this Agreement nor the Executive’s performance of duties will cause any breach of any contract, agreement, or arrangement to which the Executive is a party or by which the Executive is bound.

10.    Arm's Length Negotiations; Representation By Counsel

The parties to this Agreement agree that this Agreement has been negotiated by each in an arm's length transaction. The Executive acknowledges that the Executive has had the opportunity to be represented by legal counsel in connection with this Agreement.

11.    Tax Withholding

Payments to the Executive of all compensation contemplated under this Agreement shall be subject to all applicable legal requirements with respect to the withholding of taxes and other deductions required by law.

12.    Non-Assignability; Binding Agreement

    Neither this Agreement nor any right, duty, obligation or interest under this Agreement shall be assignable or delegable by the Executive without the Company's prior written consent; provided, however, that (i) nothing in this Section shall preclude the Executive from designating any of his beneficiaries to receive any benefits payable upon his death or disability, or his executors, administrators, or other legal representatives, from assigning any rights to the person or persons entitled to any benefits, and (ii) any successor to the Company pursuant to any merger or consolidation involving the Company, and any purchaser of all or substantially all the assets of the Company, shall succeed to the rights and assume the obligations of the Company under this Agreement, and the Company covenants that it will not enter into or consummate any such transaction which does not make express provision for assumption of this Agreement. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the parties, any successors to or assigns of the Company, the Executive's heirs, and the personal representatives of the Executive's estate.

13.    Amendment; Waiver

This Agreement may not be modified, amended, or waived in any manner except by an instrument in writing signed by the parties. The waiver by any party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any provision of this Agreement.

14.    Notices

Any notice by either party to the other shall be either mailed by registered or certified mail (return receipt requested), sent by properly addressed electronic mail delivery, or sent by reputable overnight delivery or courier service to the other party at the address set forth below or to any other address a party may specify in the future by written notice. All notices shall be deemed effective upon delivery.

    (i)    To the Company    Rockland Trust Company
    288 Union Street
    Rockland, MA 02370
    Attention: Chief Executive Officer

    With a copy to:

    Rockland Trust Company
    288 Union Street
    Rockland, MA 02370
    Attention: General Counsel

    (ii)    To the Executive:    Maria Harris
            5 Hidden Acres
            East Bridgewater, MA 02333
15.    Governing Law

This Agreement is to be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts. If under Massachusetts law any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, that portion shall be deemed to be modified or altered to conform to applicable law or, if that is not possible, to be omitted from this Agreement, and the invalidity of any portion shall not affect the force, effect, and validity of the remainder of this Agreement.

16.    Supersedes Previous Agreements

This Agreement constitutes the entire understanding between the Company and the Executive relating to the employment of the Executive by the Company and supersedes and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Agreement.

17.    Section 409A

    (a)    This Agreement is intended to comply with and be interpreted in accordance with Section 409A of the Code and implementing regulations and guidance (collectively, “Section 409A”). Each payment in a series of payments provided to the Executive pursuant to this Agreement will be deemed a separate payment for purposes of Section 409A. If any amount payable under this Agreement upon a termination of employment is determined by the Company to constitute nonqualified deferred compensation for purposes of Section 409A (after taking into account the short-term deferral exception and the involuntary separation pay exception of the regulations promulgated under Section 409A which are incorporated by reference), that amount shall not be paid unless and until the Executive's termination of employment also constitutes a “separation from service” from the Company for purposes of Section 409A.

    (b)    In the event that the Executive is determined by the Company to be a “specified employee” for purposes of Section 409A at the time of separation from service, any payments of nonqualified deferred compensation (after giving effect to any exemptions available under Section 409A) otherwise payable to the Executive during the first six (6) months following separation from service shall be delayed and paid in a lump sum (with interest from the date the Executive’s employment terminates at a rate of interest equal to the 6-month Treasury Bill rate in effect on the date of termination) upon the earlier of (x) the Executive’s date of death, or (y) the first day of the seventh month following the Executive’s separation from service, and the balance of the installments (if any) will be payable in accordance with their original schedule.

    (c)    To the extent any expense, reimbursement, or in-kind benefit provided to the Executive constitutes nonqualified deferred compensation for purposes of Section 409A, (i) the amount of any expense eligible for reimbursement or the provision of any in-kind benefit with respect to any calendar year shall not affect the amount of expense eligible for reimbursement or the amount of in-kind benefit provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits may not be subject to liquidation for any other benefit.

18.    Definitions

    The capitalized terms used in this Agreement have the meanings set forth below:

    “AAA” has the meaning set forth in Section 7 of this Agreement.

“Affiliated Companies” has the meaning set forth in Section 5 of this Agreement.

“Agreement” means this Employment Agreement.

    “Base Salary” has the meaning set forth in Section 3 of this Agreement.

    “Board” means the Rockland Trust Company Board of Directors or one of its duly appointed committees.

    "Cause" shall refer to the Company's termination of the Executive's service with the Company at any time because the Executive has: (A) refused or failed, in any material respect, other than due to illness, injury, or absence authorized by the Company or required by law, to devote his full normal working time, skills, knowledge, and abilities to the business of the Company and its Affiliated Companies, and in promotion of their respective interests; or (B) engaged in (1) activities involving his personal profit as a result of his dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation or breach of fiduciary duty, or (2) dishonest activities involving the Executive's relations with the Company or its Affiliated Companies or any of their respective employees, customers or suppliers; or (C) committed larceny, embezzlement, conversion or any other act involving the misappropriation of Company or customer funds in the course of his employment; or (D) been convicted of any crime which reasonably could affect in a materially adverse manner the reputation of the Company or the Executive's ability to perform the duties required hereunder; or (E) committed an act involving gross negligence on the part of the Executive in the conduct of his duties hereunder; or (F) evidenced a drug addiction or dependency; or (G) otherwise materially breached this Agreement.

"Change of Control" shall mean if during the Term of this Agreement (A) any "Person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Holding Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of Holding Company or any of its subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (x) a majority of the outstanding common stock of the Holding Company or the Company, or (y) securities of either the Holding Company or the Company representing a majority of the combined voting power of the then outstanding voting securities (“Voting Securities”) of either the Holding Company or the Company, respectively; or (B) during any period of two consecutive years following the date hereof, individuals who at the beginning of that year period constitute the Board of the Holding Company cease, at any time after the beginning of such period, for any reason to constitute a majority of the Board of the Holding Company, unless the election of each new director was nominated or approved by at least two thirds of the directors of the Board then still in office who were either directors at the beginning of the two year period or whose election or whose nomination for election was previously so approved; or (C) the consummation of a merger or consolidation or sale or other disposition of all or substantially all of the assets of the Holding Company (a "Corporate Transaction"); excluding a Corporate Transaction in which the stockholders of the Holding Company immediately prior to the Corporate Transaction, would, immediately after the Corporate Transaction, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing, in the aggregate, more than majority of the voting shares of the corporation issuing cash or securities in the Corporate Transaction (or of its ultimate parent corporation, if any); or (D) the approval of the Holding Company's stockholders of any plan or proposal for the liquidation or dissolution of the Holding Company. Notwithstanding anything herein to the contrary, this definition shall be construed to be consistent with the requirements of Section 280G of the Code and, to the extent applicable, the requirements of Section 409A.

    “Code” means the Internal Revenue Code of 1986, as currently amended and as may be amended and in effect in the future.

    “Company” means Rockland Trust Company.

    “Effective Date” has the meaning set forth in the paragraph of this Agreement entitled “Parties and Effective Date.”

    “Equity Plan” has the meaning set forth in Section 5 of this Agreement.

    “Executive” has the meaning set forth in the paragraph of this Agreement entitled “Parties and Effective Date.”

"Good Reason" means the resignation of the Executive within four (4) months after (A) the Company, without the express written consent of the Executive, materially breaches this Agreement to the substantial detriment of the Executive; or (B) the Company, without Cause, substantially changes the Executive's core duties or removes the Executive's responsibility for those core duties, so as to effectively cause the Executive to no longer be performing the duties of an executive in the capacity for which the Executive was hired.

“Holding Company” means Independent Bank Corp.

“Major Customer” has the meaning set forth in Section 6 of this Agreement.

    “Parachute Payment” shall have the meaning given to parachute payments set forth in Section 280G(b)(2)(A) of the Code (relating to the quantification of parachute payments) determined without regard to the provisions of Section §280G(b)(4) of the Code (relating to the exclusion of reasonable compensation from parachute payments).

    “Release” has the meaning set forth in Section 8(b) of this Agreement.

    “Restricted Territory” has the meaning set forth in Section 6(b) of this Agreement.

    “Section 409A” has the meaning set forth in Section 17 of this Agreement.

    “Term” has the meaning set forth in Section 2 of this Agreement.

[Signature Page Follows]

19.    Counterparts

This Agreement may be executed by the parties in counterparts, each of which shall be deemed to be an original, but which together constitute one and the same instrument.

The parties have executed this Agreement as a Massachusetts instrument under seal as of the Effective Date:

ROCKLAND TRUST COMPANY

/s/ Christopher Oddleifson
_______________________________
Christopher Oddleifson
Chief Executive Officer
Its duly authorized representative

EXECUTIVE

/s/ Maria Harris
___________________________________
Maria Harris